Exhibit 10.7

Form of Non-Qualified Stock Option Agreement

1.                  Grant of Option.
This evidences the grant by Emergent BioSolutions Inc., a Delaware corporation (the "Company"), to an employee of the Company (the "Participant"), of an option to purchase, in whole or in part, on the terms provided herein and in the Company's Second Amended and Restated 2006 Stock Incentive Plan (the "Plan"), that number of shares (the "Shares") of common stock, with a $0.001 par value per share, of the Company ("Common Stock") set forth on the "Grant Summary" page of the "Equity Plans" tab of Merrill Lynch Benefits OnLine (the "Grant Summary") at the Grant Price identified on the Grant Summary.  Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the Expiration Date identified on the Grant Summary.
This option shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code").  Except as otherwise indicated by the context, the term "Participant", as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.
2.                  Vesting Schedule.
This non-qualified stock option shall vest in the aggregate in three equal annual installments on each annual anniversary of the day prior to the grant date.  Specifically, this option shall vest in accordance with the future vesting schedule indicated on the detailed view of the option as viewed in Benefits On-Line.
The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.
3.                  Form of Exercise.  Each election to exercise this option shall be in accordance with the Company's policies and procedures.
The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.
(a)              Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an "Eligible Participant").
(b)              Termination of Relationship with the Company.  If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraph (d) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation.  Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.
(c)              Exercise Period Upon Death or Disability.  If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for "cause" as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.
(d)              Termination for Cause.  If, prior to the Final Exercise Date, the Participant's employment or other relationship with the Company is terminated by the Company for Cause, the right to exercise this option shall terminate immediately upon the effective date of such termination of employment or other relationship.
4.                  Withholding.
No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.
5.                  Nontransferability of Option.
This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, shall be exercisable only by the Participant; provided, however, that the gratuitous transfer of this Option by the Participant to or for the benefit of any immediate family member, domestic partner, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Registration Statement on Form S-8 for the registration of the sale of the Common Stock subject to such Option under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such authorized transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Option; and, provided, further, that no option intended to be an incentive stock option shall be transferable unless the Board of Directors shall otherwise permit.
6.                  Provisions of the Plan.
This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.